Exhibit 10.12

[Form of Severance Agreement with Dean P. Andrews, Edwin S. Hetherington and David C. Williams]

SEVERANCE AGREEMENT

THIS AGREEMENT, dated December 1, 2006, is made by and between ORIENT-EXPRESS HOTELS LTD., a Bermuda company (the “Company”), and                                   (the “Executive”).

RECITALS

A.  The Executive is employed by the Company or a subsidiary of the Company and is appointed by the Company as its Vice President; and

B.  The Company considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel; and

C.  The Company’s Board of Directors recognizes that, as is the case with many publicly held corporations, the possibility of a change in control with respect to the Company exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of senior management personnel to the detriment of the Company and its shareholders; and

D.  The Company’s Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the loyalty and continued attention and dedication of the Company’s senior management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control with respect to the Company.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

Section 1.          Defined Terms.  Capitalized terms are defined in Section 13.

Section 2.          Term of Agreement.  This Agreement shall commence as of the date first written above (the “Effective Date”) and shall continue in effect through the third anniversary of the Effective Date; provided, however, that thereafter, the term shall automatically be extended for additional one-year periods, unless, not later than 90 days prior to the third anniversary or any anniversary thereafter, as applicable, the Company or the Executive shall have given notice to the other party of its or his election not to extend the term hereof.

Section 3.          Company’s Covenants.  In order to induce the Executive to remain in the employ of the Company or a subsidiary of the Company, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payment set forth in Section 4. No Severance Payment shall be payable under this Agreement, unless during the term of this Agreement there shall have been a termination of the Executive’s employment with the Company or a subsidiary of the Company following a Change in Control under Section 4 hereof. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the

Company or a subsidiary of the Company, the Executive shall not have any right to be retained in the employ of the Company or a subsidiary of the Company.

Section 4.          Severance Payment

(a)       Severance Payment Following Change in Control.  If during the term of this Agreement (i) a Change in Control occurs and (ii) the Executive’s employment is terminated within one year following such Change in Control either (A) by the Company or a subsidiary of the Company without Cause, or (B) by the Executive with Good Reason, then, in any such case, the Company shall pay the Executive a lump sum severance payment (the “Severance Payment”), in cash, equal to two times the sum of (x) the Executive’s annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (y) the most recent annual bonus payment made to the Executive.

(b)       Termination of Employment Prior to Change in Control.  For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company or a subsidiary of the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company or a subsidiary of the Company without Cause prior to a Change in Control and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which constitutes a Change in Control (an “Acquiring Person”), or (ii) the Executive terminates his employment for Good Reason prior to a Change in Control and the circumstance or event which constitutes Good Reason occurs at the request or direction of an Acquiring Person.

Section 5.          Termination of Employment Agreement.  Notwithstanding any provisions in the employment agreement of the Executive with the Company or a subsidiary of the Company, as in effect on the Effective Date (the “Employment Agreement”), regarding the right to terminate the Executive’s employment without cause or any other reason, or regarding the required notice for termination, the Executive’s employment may only be terminated by him or by the Company or a subsidiary of the Company without cause or any other reason, if the party terminating shall give the other party not less than six months’ prior written notice of the date of termination, unless the termination occurs following a Change in Control, in which event Section 6(b) hereof shall apply.  This Section 5 shall not affect (i) any provisions in the Employment Agreement related to termination for cause or any other reason or (ii) any provisions in this Agreement related to termination for Cause or Good Reason.

Section 6.          Termination Procedures.

(a)       Notice of Termination.  After a Change in Control and during the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 9 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall state (i) in the event of a termination by the Company or a subsidiary of the Company, whether the termination is occurring for Cause, and (ii) in the event of termination by the Executive, whether the termination is occurring for Good Reason, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Company’s Board of Directors at a meeting of the Company’s Board of Directors (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Company’s Board of Directors) finding that, in the good faith opinion of the Company’s Board of Directors, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in reasonable detail.

(b)       Date of Termination.  With respect to any purported termination of the Executive’s employment after a Change in Control and during the term of this Agreement, the phrase “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination by the Company or a subsidiary of the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

Section 7.          Excise Tax.   In the event that it shall be determined that any payment or distribution by the Company or a subsidiary of the Company to or for the benefit of the Executive in connection with a Change in Control, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, the acceleration of any payment, award, distribution or benefit) (the “Payment”), constitutes an “excess parachute payment” within the meaning of Section 280G of the Code, the Executive shall be paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of (i) any excise tax imposed under Section 4999 of the Code and (ii) any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay (a) federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and (b) state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

Section 8.          Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

Section 9.          Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (i) sent by telefax, (ii) hand delivered, (iii) sent by courier, or (iv) mailed by registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive’s signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Orient-Express Hotels Ltd.

c/o Orient-Express Services Ltd.

20 Upper Ground

London SE1 9PF

England

Attention:  Company Secretary

Fax:  +44-(0)20-7805-5908

Section 10.        Miscellaneous.

(a)       No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company’s Board of Directors.

(b)       No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)       This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that, except as set forth in Section 5 hereof, this Agreement shall not supersede, but instead govern in addition to, the Employment Agreement, and in the event of a conflict between the Employment Agreement and this Agreement, this Agreement shall govern.

(d)       The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Bermuda.

(e)       Any payments provided for hereunder shall be paid net of any applicable withholding required under applicable laws.

(f)        The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the term of this Agreement shall survive such expiration.

Section 11.        Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 12.        Resolution of Disputes; Arbitration.

(a)       All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Company’s Board of Directors and shall be in writing. Any denial by the Company’s Board of Directors of a claim for payments under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Company’s Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Company’s Board of

Directors a decision of the Company’s Board of Directors within sixty (60) days after notification by the Company’s Board of Directors that the Executive’s claim has been denied.

(b)       Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration before the American Arbitration Association in New York, New York in accordance with its commercial arbitration rules as in effect at the time when the dispute or controversy arises.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

Section 13.        Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)       “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b)       “Acquiring Person” shall have the meaning set forth in Section 4 hereof.

(c)       “Cause” for termination by the Company or a subsidiary of the Company of the Executive’s employment shall mean (i) the continued failure by the Executive to substantially perform the Executive’s duties with the Company after a written demand for substantial performance is delivered to the Executive by the Company’s Board of Directors, which demand specifically identifies the manner in which the Company’s Board of Directors believes that the Executive has not substantially performed the Executive’s duties, and Executive has not cured any such failure that is capable of being cured in all material respects within ten (10) days of receiving such written demand, or (ii) the Executive’s incapacity due to physical or mental illness to perform the Executive’s duties with the Company for a period of three (3) consecutive months, or (iii) the conviction of the Executive for any indictable criminal offense.

(d)       For purposes of this Agreement, “Change in Control” means any of the following events:

(i)        any “person” (as that term is defined for the purposes of Section 13(d) or 14(d) of the Exchange Act) shall directly or indirectly acquire more than 40% of the voting shares of the Company then outstanding and then entitled to vote generally in the election of directors of the Company; or

(ii)       individuals who, on the date of entering into this Agreement, constitute the Company’s Board of Directors (or the successors of such individuals nominated by such Board of Directors or a committee thereof on which such individuals or their successors constitute a majority) shall cease to constitute a majority of the Company’s Board of Directors; or

(iii)      the Company amalgamates, merges or consolidates with or into any other corporation, without the approval of its Board of Directors constituted as provided in clause (ii) above; or

(iv)      the Company sells, leases, exchanges or otherwise disposes of all or substantially all of its assets and business without the approval of its Board of Directors constituted as provided in clause (ii) above.

(e)       “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(f)        “Company” shall mean Orient-Express Hotels Ltd., and, except in determining under Section 12(d) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(g)       “Date of Termination” shall have the meaning set forth in Section 6 hereof.

(h)       “Effective Date” shall have the meaning set forth in Section 2 hereof.

(i)        “Employment Agreement” shall have the meaning set forth in Section 5 hereof.

(j)        “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.

(k)       “Executive” shall mean the individual named in the first paragraph of this Agreement.

(l)        “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in any of clauses (i), (iv), (v), (vi) or (vii) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i)        the assignment to the Executive of any duties inconsistent with the Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control;

(ii)       a reduction by the Company or a subsidiary of the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(iii)      the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(iv)      the failure by the Company or a subsidiary of the Company to pay to the Executive any portion of the Executive’s current compensation within thirty (30) days of the date such compensation is due;

(v)       the failure by the Company or a subsidiary of the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, including but not limited to the Company’s stock option, bonus and other plans or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company or a subsidiary of the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;

(vi)      the failure by the Company or a subsidiary of the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any other action by the Company or a subsidiary of the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company or a subsidiary of the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company or a subsidiary of the Company in accordance with the Company’s normal vacation policy or any employment agreement in effect at the time of the Change in Control; or

(vii)     any purported termination of the Executive’s employment by the Company or a subsidiary of the Company following a Change in Control which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6(a) hereof.

The Executive’s continued employment for thirty (30) days following any act or failure to act constituting Good Reason shall constitute a waiver of rights with respect to such (but only such) act or failure to act.

(m)      “Gross-Up Payment” shall have the meaning set forth in Section 7 hereof.

(n)       “Notice of Termination” shall have the meaning set forth in Section 6 hereof.

(o)       “Payment” shall have the meaning set forth in Section 7 hereof.

(p)       “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(q)       “Severance Payment” shall have the meaning set forth in Section 4 hereof.

By:	/s/ Edwin S. Hetherington *
Name:	Edwin S. Hetherington
Title:	Vice President, General Counsel and Secretary

[Individual agreement signed by each person noted on page 1]
Name:
Address:

[home address]

[* Signed by Simon M.C. Sherwood, President and Chief Executive Officer, on Mr. Hetherington’s agreement.]